Exhibit F

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 25, 2015, with respect to the separate statements of financial position of Korea Development Bank as of December 31, 2014 and 2013, and the related separate statements of comprehensive income (loss), changes in equity and cash flows for the years then ended, included herein in this Post-effective Amendment No. 2 to Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, and to the reference to our firm under the heading “Experts” in the prospectus. Our report has an emphasis of matter paragraph that refers to the merger of Korea Finance Corporation by Korea Development Bank, as well as an other matters paragraph that states that our audit of the separate financial statements as of and for the year ended December 31, 2013 was conducted in accordance with the previous auditing standards generally accepted in the Republic of Korea.

/s/ KPMG Samjong Accounting Corp.
KPMG Samjong Accounting Corp.

Seoul, Korea

June 11, 2015